Exhibit 10.1
STOCK PURCHASE AGREEMENT

BY AND AMONG

ASTEC INDUSTRIES, INC.,

DILLMAN EQUIPMENT, INC.

AND

THE “SELLERS” REFERRED TO HEREIN

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into as of August 5, 2008, by and among ASTEC INDUSTRIES, INC., a Tennessee corporation ("Buyer"), DILLMAN EQUIPMENT, INC., a Wisconsin corporation (the "Company"), and each of the stockholders of the Company listed on Schedule 1 hereto (each such stockholder is referred to hereinafter as a "Seller" and  collectively as the "Sellers").

RECITALS

The Company designs, engineers, manufactures, sells and services equipment and parts used in the production of asphalt (the "Business").

Sellers own all of the shares of the capital stock of the Company (the "Stock").

Sellers desire to sell, and Buyer desires to purchase, the Stock for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

"2007 Balance Sheet"—as defined in Section 3.4(a).

"Agreement"—this Stock Purchase Agreement.

"Best Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to help ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Business"—as defined in the recitals of this Agreement.

"Buyer"—as defined in the first paragraph of this Agreement.

"Buyer Indemnified Persons"—as defined in Section 9.2.

"Buyer’s Closing Documents"—as defined in Section 4.2(a).

"Closing"—as defined in Section 2.3(a).

"Closing Balance Sheet"—as defined in Section 2.9.

"Closing Date"— as defined in Section 2.3(a).

"Company"—Dillman Equipment, Inc., a Wisconsin corporation.

"Company Contract"—any Contract presently in effect, (a) under which the Company has or may acquire any rights, or (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound, or (d) to which a Seller is a party that relates to or may affect the Business, or any of the assets owned or used by, the Company.

"Company Indebtedness"— means, whether recourse is secured by or is otherwise available against all or only a portion of the Company’s assets, and whether or not contingent, (i) all obligations of the Company for borrowed money, whether current, funded, secured or unsecured, and every obligation of the Company evidenced by bonds, debentures, notes or similar instruments, (ii) all indebtedness of the Company for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iii) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company secured by a lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (v) all obligations under leases which have been or must be, in accordance with historical accounting practices of the Company, recorded as capital leases in respect of which the Company is liable as lessee, (vi) any liability of the Company in respect of banker’s acceptances or letters of credit, (vii) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (viii) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

"Consent"—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"—all of the transactions contemplated by this Agreement to occur at the Closing, including:

(a)           the sale by Sellers to Buyer and the purchase by Buyer from Sellers of the Stock;

(b)           the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement at or prior to Closing;

(c)           Buyer’s acquisition of the Stock; and

(d)           the performance (including performance by Persons who are not parties ) or occurrence of the actions, transactions, events or obligations necessary to satisfy the conditions set forth in Articles 7 and 8.

"Contract"—any agreement or contract that is legally binding.

"Copyrights"—as defined in Section 3.22(a)(iii).

"Damages"—as defined in Section 9.2.

"Dillman Employment Agreement"—as defined in Section 6.4(a)(i).

"Double L Stock Purchase Agreement"—the agreement by and among Buyer, Double L Investments, Inc. and the shareholders of Double L Investments, Inc. for the sale of all the shares of the capital stock of Double L Investments, Inc. to Buyer.

"Encumbrance"—any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership, except (a) mortgages or security interests shown on the 2007 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the 2007 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (d) liens or encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like liens or encumbrances arising in the Ordinary Course of Business, (e) easements, rights of way, title restrictions, zoning ordinances and other similar encumbrances affecting property and which do not unreasonably restrict the use thereof by the Company or its Subsidiaries in the Ordinary Course of Business, (f) statutory encumbrances in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (g) liens or encumbrances that will be removed prior to or in connection with the Closing, and (h) easements, covenants, conditions, restrictions, and other similar matters affecting title and other title defects which do not materially interfere with the use or operation of the property as it is currently used and operated or adversely affect the operation of the business of the Company, taken as a whole.

"Environment"—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

"Environmental Law"— any Legal Requirement in effect as of the Closing Date that requires or relates to (a) Releases or Threatened Releases of Hazardous Materials into the Environment, (b) pollution or protection of the Environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Materials, other than relating to workers safety, useful products or materials manufactured, distributed or sold by the Company.

"ERISA"—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ERISA Affiliate"—as defined in Section 3.13(h).

"Escrow Agreement"—as defined in Section 2.4(d).

"Escrow Amount"—as defined in Section 2.4(d).

"Financial Statements" —as defined in Section 3.4(a).

"GAAP"—generally accepted accounting principles of the United States.

"Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

"Governmental Body"—any:

(a)           nation, state, county, city, town, or other governmental jurisdiction to the extent having valid governmental authority; and

(b)           federal, state, local, municipal, foreign, or other government and any recognized agency, branch, court or department thereof.

"Hazardous Activity"—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from a property or any part thereof into the Environment.

"Hazardous Materials"—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness for Borrowed Money” -- means any indebtedness for borrowed money upon which interest is or is customarily charged, including deferred or accrued but unpaid interest, whether evidenced by notes, bonds, or debentures or customarily so evidenced.

"Intellectual Property Assets"—as defined in Section 3.22(a).

"IRC"—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"—an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; provided, however, that the Company will be deemed to have "Knowledge" of a particular fact or other matter if any current director or officer of the Company has, or at any time had, actual knowledge of such fact or other matter.

"Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Liability"—means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

"Marks"—as defined in Section 3.22(a)(i).

"Material Adverse Effect"—a material adverse effect on the financial condition or business relationships of the Company taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in applicable law or regulations or in prevailing interest rates; (b) changes in general economic conditions in the United States or in the industry in which the Company and its Subsidiaries operate; (c) any actions required to be taken or prohibited pursuant to the terms of this Agreement; and (d) any effects resulting from a public announcement of this Agreement.

"Modification Notice"— means any notice delivered by the Sellers or the Company pursuant to Section 5.8 hereof.

"Occupational Safety and Health Law"—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

"Organizational Documents" —(a) the charter or articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certification of formation or organization of a limited liability company and the operating agreement or equivalent of a limited liability company agreement; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"Owned Assets"—as defined in Section 3.7(a).

"Patents"—as defined in Section 3.22(a)(ii).

"Person"—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan or Plans"—as defined in Section 3.13(a).

"Proceeding"—any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Property Interest" or "Property Interests"—as defined in Section 3.19(a).

"Proprietary Rights Agreement"—as defined in Section 3.20(b).

"Related Person"—with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a material interest (other than the Company or Double L Investments Inc.); and

(c)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity) (other than the Company or Double L Investments Inc.).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a material interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a material interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)           any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the 1934 Act and Regulations of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

"Release"—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional, excluding any Release pursuant to and permitted by any Governmental Authorization.

"Representative"—with respect to a particular Person, any agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"—the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"—as defined in the first paragraph of this Agreement.

"Sellers’ Closing Certificate"—as defined in Section 2.4(a)(ii).

"Sellers' Closing Documents"—as defined in Section 3.2(a).

"Sellers’ Representative"—Brian Dillman.

"Stock"—as defined in the Recitals of this Agreement.

"Stock Purchase Price"—as defined in Section 2.2.

"Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"Threat of Release"—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"—a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Trade Secrets"—as defined in Section 3.22(a)(iv).

ARTICLE 2. SALE AND TRANSFER OF STOCK; CLOSING; AGREEMENTS

2.1           Stock.

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Stock to Buyer, and Buyer will purchase the Stock from Sellers, provided however that Buyer shall have the right and option to direct in writing prior to Closing that the Stock be transferred to a wholly-owned subsidiary of Buyer so long as any such directive does not delay the Closing, including, without limitation, any delay in obtaining any third party consents associated with this Agreement.

2.2           Purchase Price.

The total purchase price for the Company's stock (the "Stock Purchase Price") shall be Eighteen Million Three Hundred Thousand United States Dollars ($18,300,000) minus the dollar amount of the Indebtedness for Borrowed Money of the Company as of the Closing Date.  The Stock Purchase Price shall be allocated among and paid to the Sellers according to the total number of shares of Stock held by each such Seller immediately prior to the Closing in proportion to the total number of issued and outstanding shares of Stock immediately prior to the Closing.

2.3           Closing.

(a)           Unless this Agreement is terminated in accordance with Article 8, the purchase and sale of the Stock (the "Closing") provided for in this Agreement will take place at the offices of the Company at 10:00 a.m. CDT on  October 1, 2008 or, if as of such date the conditions set forth in Articles 6 and 7 (other than those conditions which by their terms are to be satisfied or waived as of, or at, the Closing) have not been satisfied, then the Closing shall be on the second business day after the satisfaction or waiver of the conditions set forth in Articles 6 and 7 (other than those conditions which by their terms are to be satisfied or waived as of, or at, the Closing) (the time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

(b)           Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4           Closing Deliveries.

At the Closing:

(a)           Each Seller, as to itself, will deliver to Buyer:

(i)           certificate(s) representing the Stock owned by such Seller, duly endorsed (or accompanied by duly executed stock powers) with signatures guaranteed by a commercial bank, for transfer to Buyer;

(ii)           a certificate executed by such Seller representing and warranting to Buyer that, except as otherwise stated in such certificate, such Seller's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any Modification Notices) (each a "Seller’s Closing Certificate");

(iii)           wire transfer instructions; and

(iv)           in the case of the Seller, Brian Dillman, the Dillman Employment Agreement, executed by Brian Dillman.

(b)           The Company will deliver to Buyer a certificate executed by the Company representing and warranting to Buyer that, except as otherwise stated in such certificate, the Company’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement (or such other date as is specifically set forth therein) and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any Modification Notices) (the "Company’s Closing Certificate").

(c)           Each Seller who is a party to the Double L Stock Purchase Agreement will deliver to Buyer:

(i)           the Double L Stock Purchase Agreement, executed by such Seller, together with stock certificates of Double L Investments, Inc. held by such Seller and other documents required of such Seller in order to complete the obligations of such Seller to facilitate the purchase of such Stock of Double L Investments, Inc. by Buyer pursuant to the Double L Stock Purchase Agreement.

(d)           Buyer will deliver the following at Closing:

                      (i)           to the Sellers a cash payment by wire transfer in immediately available funds to an account or accounts specified by the Sellers’ Representative in an aggregate amount equal to the Stock Purchase Price, reduced by the sum of Eight Million Dollars ($8,000,000) the ("Escrow Amount") that shall have been previously paid on the date hereof by Buyer to Lawyers Title Insurance Corporation, a Nebraska corporation (the “Escrow Agent”) in immediately available funds for deposit into an escrow account with Escrow Agent pursuant to the Escrow Agreement dated the date hereof among the parties hereto, Double L Investments, Inc. and Escrow Agent in the form substantially the same as attached hereto as Exhibit 2.4(d)(i) (the "Escrow Agreement");

(ii)           to the Sellers a certificate executed by Buyer representing and warranting to Sellers that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (the "Buyer’s Closing Certificate");

(iii)           to the Company a cash payment by wire transfer in immediately available funds in an amount equal to the Company’s Indebtedness for Borrowed Money as of the Closing Date which the Company shall then deliver to each of the holders of such debt in order to satisfy and obtain a release of the Company indebtedness held by such holder;

(iv)           to Brian Dillman the Dillman Employment Agreement executed by Buyer; and

(v)           to Sellers’ Representative the Double L Stock Purchase Agreement, executed by Buyer together with payment and other documents required to complete the purchase of the stock of Double L Investments, Inc. pursuant to the Double L Stock Purchase Agreement.

(e)           The parties acknowledge that Escrow Agent will pay at the Closing to Sellers’ Representative, for distribution to the Sellers from the Escrow Amount, Seven Million Dollars ($7,000,000) plus a pro rata portion of the interest earned thereon in accordance with the terms of the Escrow Agreement.

All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no such items will be deemed delivered or waived until all have been delivered.  Upon termination of the Escrow Agreement in accordance with its terms, any portion of the Escrow Amount which is returned to Buyer pursuant to the terms of the Escrow Agreement shall be accounted for by Buyer and Sellers as a post-closing adjustment of the Stock Purchase Price.

2.5           Non-Competition Obligations of the Sellers.

As an inducement for Buyer to enter into this Agreement, in addition to any other restrictive covenants executed by the Sellers, including the limitations contained in the Dillman Employment Agreement, each Seller agrees as to itself (and not as to the other Sellers) that effective immediately following the Closing:

(a)           For a period of three (3) years following the Closing Date, such Seller shall not directly or indirectly (through affiliates or otherwise), invest in, own, manage, operate, finance, franchise, control, advise, be an officer, agent or employee of, or consultant to, or otherwise render services to, or guarantee the obligations of, any Person (other than Buyer or the Company) engaged in, (i) the Business as of the Closing Date; or (ii) any business engaged in the same or substantially similar activities as the Company as of the Closing Date.

(b)           For a period of three (3) years following the Closing Date, such Seller shall not, directly or indirectly (through affiliates or otherwise) induce, seek to induce or encourage any Person known by any Seller to be a customer or supplier of the Company as of the Closing Date to divert or direct business away from the Company.

(c)           For a period of three (3) years following the Closing Date, such Seller shall not interfere with the employment relationship of the Buyer or the Company with Persons (other than the Sellers) who are employees of the Company as of the Closing Date or within three (3) months prior to the Closing Date, including but not limited to, causing or helping another business or Person to hire, or solicit to hire, any such employees; provided, however, that publication of general solicitations not targeted to an individual employee or other agent of the Company, shall not violate this Section 2.5(c), nor shall enforcement of the rights of such Seller under the terms of this Agreement or the Double L Stock Purchase Agreement.

(d)           Such Seller acknowledges that any violation by such Seller of any of the restrictive covenants contained in this Section 2.5 would cause continuing and irreparable harm to the Buyer and the Company for which monetary damages would not be adequate compensation.  Each of the Sellers, therefore, agrees that, if a Seller violates or threatens to violate any of these restrictive covenants, the Buyer or the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to entry of injunctive relief by any court of competent jurisdiction enjoining such breach and securing specific performance of this Section 2.5 of this Agreement.

If a final judgment of a court determines that any term or provision contained in this Section 2.5 is invalid or unenforceable, then the parties agree that a court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 2.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Each of the Sellers acknowledges that (i) this Section 2.5 is reasonable and necessary to protect and preserve the Buyer’s and Company’s legitimate business interests after the Closing and to prevent any unfair advantage from being conferred on any of the Sellers and (ii) Buyer would not have entered into this Agreement unless each of the Sellers agreed to be subject to all the restrictions set forth in this Section 2.5.  Each of the Sellers further acknowledges that such Seller has been represented by counsel of Seller’s choosing in the negotiation of this Agreement, including this Section 2.5, and that each Seller is voluntarily agreeing to this Section 2.5.

2.6           Tax Covenants.

(a)           For a period of six (6) years after the Closing Date, Buyer shall, and shall cause the Company to, retain, and neither destroy nor dispose of, all Tax Returns, books and records (including computer files) of, or with respect to, the activities of the Company for all taxable periods ending on or prior to the Closing Date and to make such books and records available to Sellers on a reasonable basis.  After the Closing, the Sellers’ Representative shall instruct the Company's tax advisors to provide Buyer copies of all work papers related to sales, use and income tax returns filed since January 1, 2005 and to review those work papers with Buyer at the reasonable request of Buyer.

(b)           The Sellers shall be liable for any state or local sales, use or other transfer taxes imposed on Sellers as a result of the sale and transfer of the Stock by the Sellers to the Buyer.

(c)           Buyer agrees that no election under Section 338 or Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign tax law shall be made with respect to the Company or the purchase and sale of the Stock hereunder.

2.7           Sellers Release of Company from Claims by Sellers Made in their Capacity as Shareholders, Officers, Directors or Employees of the Company, and Company Release in Return.

Effective immediately following, and conditioned upon consummation of, the Closing, each Seller (each a "Seller Releasing Party") hereby irrevocably and unconditionally releases and forever discharges the Company and its respective successors and assigns (the "Company Released Parties") from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, including in their capacities as shareholders, officers, directors or employees of the Company, whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date ("Released Claims"), including without limitation any Released Claims relating to or arising out of such Seller’s ownership of Stock; provided that (a) the term “Released Claims” shall not include, and nothing contained in this Section 2.7 shall release, any claims or rights of a Seller Releasing Party (i) arising from ordinary course accrued liabilities and obligations incurred in connection with the Seller Releasing Party’s employment by the Company on and/or prior to the Closing Date (e.g., accrued salary, vacation, expense reimbursements, etc.), (ii) with respect to any obligations of the Company or Buyer arising under this Agreement or the Double L Stock Purchase Agreement or under any agreement or document delivered or executed by the Company or Buyer in connection with this Agreement or the Double L Stock Purchase Agreement, (iii)  against the Company or Buyer arising under this Agreement, the Double L Stock Purchase Agreement or under any other agreement or document delivered or executed by the Company or Buyer in connection with this Agreement or the Double L Stock Purchase Agreement, or (iv) subject to the limitations set forth in the next sentence of this Section 2.7, for indemnification (and related rights) arising out of the Seller Releasing Party’s service as an officer or director of the Company regardless of whether such indemnification and related rights is pursuant to applicable law, the by-laws or charter of the Company, or any other director or officer indemnification agreement, and (b) this release shall only relate to those claims arising from conduct or omissions occurring on or before the Closing Date.  The Sellers, the Company and Buyer hereby agree that if, following the Closing, any amount becomes due from any Seller, pursuant to Section 9.2 in respect of any Damages (a “Loss Payment”), such Seller shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto; provided, however, the foregoing shall not restrict, or apply to or limit, the rights and remedies of the Sellers under this Agreement and the agreements executed in connection herewith.

Effective immediately following, and conditioned upon consummation of, the Closing, the Company and Buyer (each a "Buyer Releasing Party") hereby irrevocably and unconditionally releases and forever discharges each Seller and Pat Dillman and their respective successors and assigns (the "Seller Released Parties") from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, including regarding their capacities as shareholders, officers, directors or employees of the Company, whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date ("Released Claims"); provided that (a) the term “Released Claims” shall not include, and nothing contained in this Section 2.7 shall release, any claims or rights of a Buyer Releasing Party (i) with respect to any obligations of the Sellers arising under this Agreement or the Double L Stock Purchase Agreement or under any agreement or document delivered or executed by the Sellers in connection with this Agreement or the Double L Stock Purchase Agreement, or (ii) against the Sellers arising under this Agreement, the Double L Stock Purchase Agreement or under any other agreement or document delivered or executed by the Sellers in connection with this Agreement or the Double L Stock Purchase Agreement, and (b) this release shall only relate to those claims arising from conduct or omissions occurring on or before the Closing Date.

2.8           Certain Employment Matters.

Nothing in this Section 2.8 or this Agreement shall create any rights for any employees of the Company (other than the Sellers), of Buyer or of any Related Person, and no employees of the Company (other than Sellers) shall be entitled to rely upon this Agreement for any purpose whatsoever.

2.9           Post-Closing Deliveries.

Sellers and the Company shall cooperate in the preparation and delivery to Buyer of a balance sheet of the Company as of September 30, 2008 (the "Closing Balance Sheet") on or before October 31, 2008.  The Closing Balance Sheet shall fairly present the items listed thereon as of September 30, 2008 on an accrual basis whereby the policies and methods of accounting historically used by the Company have been applied on a consistent basis, shall fairly present in all material respects the financial position of the Company as of September 30, 2008, shall reflect the results of Grant Thornton's computation of liability for sales and income taxes, and shall reflect the results of a physical inventory of raw material, work-in-process, finished goods, used equipment, other inventory items and fixed assets taken by the Company effective at September 30, 2008, with Buyer's internal and external auditors and other Representatives having had the opportunity to observe such physical inventory and review all ledgers and supporting information, and having had full access after delivery to review the Closing Balance Sheet.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.

The Company hereby makes to Buyer the representations and warranties contained in this Article III (other than Sections 3.2(c) and 3.3(b)) as of the date hereof, and each Seller, severally as to such Seller and not on behalf of or with respect to any other Seller, hereby makes to Buyer the representations and warranties contained in Sections 3.2(c) and 3.3(b) as of the date hereof.  Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to Buyer pursuant to this Agreement (the “Disclosure Schedule”).

3.1           Organization and Good Standing.

(a)           Schedule 3.1(a) contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares of the Stock held by each).  The Company is a corporation duly organized, validly existing and in good  standing under the laws of the state of Wisconsin, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Company Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of all states and/or other jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such jurisdictions as to which the failure to be so qualified would not have a Material Adverse Effect.

(b)           The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.  Upon the execution and delivery by the Company of the Company’s Closing Certificate and any other documents required to be delivered by the Company at Closing (collectively the "Company’s Closing Documents") to which the Company is a party, the Company’s Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.  The Company has all necessary power, authority, and capacity to execute and deliver the Company’s Closing Documents and to perform its obligations under the Company’s Closing Documents.

(b)           Except as set forth in Schedule 3.2(b)(i), neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of (a) any provision of the Organizational Documents of the Company or (b) any resolution adopted by the board of directors or the stockholders of the Company currently in effect;

(ii)           contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

(iii)           contravene, conflict with, or result in a violation of any of the terms or requirements of, any Governmental  Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract or any Contract (including without limitation any loan documents) to which the Company is a party or to which any of its property is subject, except for such violations, breaches, defaults or other occurrences which would not prevent or delay the Company from performing its obligations under this Agreement and the Company’s Closing Documents and/or which would not have a Material Adverse Effect on the Company's results or operations, financial condition, assets or business; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth on Schedule 3.2(b)(ii), the Company is not or will not be required to give any notice to or obtain any Consent from any Person, including without limitation, any owner or mortgage/lien holder in connection with the execution, delivery or performance of this Agreement by the Company or the consummation or performance by the Company of any of the Contemplated Transactions.

(c)           This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.  Upon the execution and delivery by such Seller of the Sellers’ Closing Certificate and any other documents required to be delivered by such Seller at Closing (collectively the "Sellers’ Closing Documents") to which such Seller is a party, the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.  Such Seller has all necessary power, authority, and capacity to execute and deliver the Sellers’ Closing Documents and to perform its obligations under the Sellers’ Closing Documents.

3.3           Capitalization.

(a)           Schedule 3.3(a) contains a complete and accurate list showing, for the Company with respect to its authorized equity securities, the number of shares of common stock and preferred stock, the par value per share, the number of shares issued and outstanding, and the shareholders of record.  The stock certificates listed on Schedule 3.3(a) represent all of the outstanding shares of the capital stock of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  There are no Contracts to which the Company is a party relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement.  The Company does not own, nor have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)           Each such Seller is the sole record and beneficial owner of the shares of Stock set forth opposite such Seller’s name on Schedule 3.3(a) attached hereto free and clear of any Encumbrances, including Encumbrances of spouses, former spouses or other family members, or other stockholders (or former stockholders) of the Company, other than as imposed by applicable securities laws.

3.4           Financial Statements.

(a)           Schedule 3.4(a) sets forth (i) the balance sheet of the Company as of December 31, 2007 (together with the notes thereto, the "2007 Balance Sheet") and (ii) the related statements of income, retained earnings and cash flows of the Company as of December 31, 2007 (the 2007 Balance Sheet together with the related statements of income, retained earnings and cash flows, including the reports thereon, collectively, the "Financial Statements").  thereon, collectively, the "Financial Statements").  The Financial Statements have been prepared on an accrual basis whereby the policies and methods of accounting historically used by the Company have been applied on a consistent basis, and fairly present the financial position and results of the operations and cash flows of the Company in all material respects as of the date thereof and for the period indicated (except as indicated in the notes thereto).

(b)           During the period covered by the Financial Statements, the Company has conducted no business other than its current Business.  Except as set forth in Schedule 3.4(b), all liabilities and obligations of the Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been recorded in the balance sheets included in the Financial Statements or disclosed in notes to the Financial Statements to the extent such liabilities and obligations were customarily recorded and/or disclosed under the method of accounting consistently used by the Company.  Except as set forth in the notes to the Financial Statements or otherwise designated in the Financial Statements with respect to a Related Person of a Seller, the liabilities on the 2007 Balance Sheet consist solely of accrued obligations and liabilities incurred by the Company in the Ordinary Course of Business to persons that are not Related Persons of the Company.  Except as set forth in Schedule 3.4(b), the statements of income included in the Financial Statements do not, for the periods designated therein, contain any material items of special or nonrecurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified therein.  The Company has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that (i) such transactions are in all material respects executed in accordance with its management’s general or specific authorization, (ii) such transactions are recorded as necessary to permit timely preparation of financial statements in conformity with the Company’s customary method of accounting (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Schedule 3.4(b), the Company maintains a standard system of accounting established and administered on a consistent basis.

(c)           Except as noted on Schedule 3.4(c), all notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables, have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practices, in each case with persons other than Related Persons of the Company or a Seller, are, to the Knowledge of the Company, not subject to valid defenses, setoffs or counterclaims other than warranty claims occurring in the ordinary course of business.  The Company has performed all obligations with respect to such notes and accounts receivable of the Company which it was obligated to perform to the date of this Agreement.  Schedule 3.4(c) sets forth an aging of the accounts receivable and accounts payable of the Company as of the date set forth on such schedule, which aging is consistent with historical patterns.  During the immediately preceding six (6) months, the Company has paid to the extent then due and owing all trade payables and other expenses on or before the date specified therein for payment or such other date (consistent with past practice) that the Company has customarily paid such payable or expense.

(d)           All Company Indebtedness is disclosed in Schedule 3.4(d).

(e)           Except (i) as reflected in the 2007 Balance Sheet and Liabilities incurred in the ordinary course of business for which neither accrual nor footnote disclosure is provided for under the Company’s customary method of accounting consistent with past practice, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the 2007 Balance Sheet, and (iii) Liabilities set forth in Schedule 3.4(e), the Company has no material obligations or liabilities of a type required to be set forth on a balance sheet prepared in accordance with the Company’s historical method of accounting.

3.5           Books and Records.

The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of the Company contain in all material respects accurate records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Company since January 1, 2008, and, since such date, no meeting of any such stockholders, board of directors, or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books, to the extent that the action taken at such meeting would have a material adverse effect on the Company or create a material obligation of the Company.  At the Closing, all of those books and records will be in the possession of the Company.

3.6           Title to Properties; Encumbrances.

Schedule 3.6 contains a complete and accurate list of all real property leaseholds, or other realty interests owned by the Company.  The Company does not own any fee simple interest in real estate or any options to acquire the same.  The Company has delivered or made available to Buyer copies of the leases and other instruments by which the Company holds real property interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such property or interests.  Except as disclosed on Schedule 3.6, the Company holds good title subject only to the matters permitted by the following sentence, in all of the material properties and assets (whether real, personal, or mixed and whether tangible or intangible) that presently are used in the operation of the business of the Company, including all of the properties and assets reflected in the 2007 Balance Sheet (except for personal property disposed of or acquired since the date of the 2007 Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the 2007 Balance Sheet (except for personal property acquired and sold since the date of the 2007 Balance Sheet in the Ordinary Course of Business and consistent with past practice).  All material properties and assets reflected in the 2007 Balance Sheet are free and clear of all Encumbrances.

3.7           Ownership of Assets; Condition and Sufficiency of Assets.

(a)           Owned Assets.  The Company owns and has good title, without Encumbrance, or has the valid right to use to all of the tangible assets currently used by the Company in conjunction with the operation of the Company’s business or located at the Prairie du Chien, Wisconsin facility, excluding land and buildings, which assets are reflected in the 2007 Balance Sheet of the Company (the "Owned Assets"), except (i) as described on Schedule 3.7, and (ii) for the dispositions and acquisition of assets in the Ordinary Course of Business since December 31, 2007.

(b)           Condition and Sufficiency of Assets.  Except as set forth on Schedule 3.7, to the Knowledge of the Company, the buildings, structures, and equipment used by the Company are structurally sound and in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently being put.

3.8           Accounts Receivable and Inventory.

(a)           All accounts receivable of the Company that are reflected on the 2007 Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business of the Company.  Except as disclosed on Schedule 3.8(a), unless paid prior to the Closing Date, the Accounts Receivable are or will be to the Knowledge of the Company as of the Closing Date current and collectible net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice).  Except as disclosed on Schedule 3.8(a), to the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the ordinary course of the Company’s business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.8(a) contains a complete and accurate list of all Accounts Receivable as of the date set forth on such schedule, which list sets forth the aging of such Accounts Receivable.

(b)           Except as disclosed on Schedule 3.8(b), all inventory of the Company, whether or not reflected in the 2007 Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business of the Company consistent with the historic past practice of the Company, except for obsolete items and items of below-standard quality, all of which will have been written off or written down to net realizable value in the Closing Balance Sheet.  Except as set forth on Schedule 3.8(b), the Company maintains all its inventories at its Prairie du Chien, Wisconsin location and none of such inventory is subject to any Encumbrance except Company Indebtedness.

3.9           Accounts Payable.

All accounts payable of the Company that are reflected on the 2007 Balance Sheet or on the accounting records of the Company represent, as of the respective dates thereof, valid obligations of the Company arising in the Ordinary Course of Business.  Schedule 3.9 contains a complete and accurate list of all accounts payable of the Company as of the date set forth on such schedule.

3.10           No Undisclosed Liabilities.

Except as set forth in Schedule 3.10, to the Knowledge of the Company, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected in the 2007 Balance Sheet, liabilities incurred in the Ordinary Course of Business since the date thereof, and liabilities of a type not required to be reflected on a balance sheet prepared in accordance with the Company’s historical method of accounting, none of which, to the Knowledge of the Company, will have a Material Adverse Effect.

3.11           Taxes.

(a)           Except as set forth in Schedule 3.11(a), the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements.  The Company has made available to Buyer copies of all such Tax Returns filed since January 1, 2005.  The Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed in Schedule 3.11(a) and are being contested in good faith and as to which adequate reserves have been provided in the 2007 Balance Sheet.  The Company has been at all times a C Corporation for federal income tax purposes. The Company has not filed nor been subject to a Legal Requirement to file any Tax Returns with any Governmental Bodies outside the United States of America.

(b)           Schedule 3.11(b) contains a complete and accurate list of all audits after 2004 of all such Tax Returns, including a summary description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11(b), are being contested in good faith by appropriate proceedings.  Schedule 3.11(b) describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since January 1, 2005, and the resulting deficiencies proposed by the IRS.  To the Knowledge of the Company and except as described in Schedule 3.11(b), no Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

(c)           The charges, accruals, and reserves with respect to taxes on the respective books of the Company are adequate.  There exists no proposed tax assessment against the Company except as disclosed in the 2007 Balance Sheet or in Schedule 3.11(c).  Except as disclosed on Schedule 3.11(c), all taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete.  There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.  Since January 1, 2005, the Company has not filed, nor is it required by applicable law to file, Tax Returns with respect to income, franchise or excise taxes (or similar taxes) in states of the United States or of any jurisdiction outside the United States other than the state of Wisconsin or the jurisdictions listed on Schedule 3.11(d).

3.12           No Material Adverse Change.

Since the date of the 2007 Balance Sheet, to the Knowledge of the Company, there has been no Material Adverse Change in the business, results of operations, properties, assets, or financial condition of the Company taken as a whole; provided, however, that in determining whether such a Material Adverse Change has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in applicable law or regulations or in prevailing interest rates; (b) changes in general economic conditions in the United States or in the industry in which the Company and its Subsidiaries operate; (c) any actions required to be taken or prohibited pursuant to the terms of this Agreement; and (d) any effects resulting from a public announcement of this Agreement.

3.13           Employees and Employee Benefit Plans.

(a)           Schedule 3.13(a) lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Company, whether legally binding or not, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans").

(b)           For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, the Company delivered to the Buyer correct and complete copies of the plan documents, plan amendments, and summary plan descriptions, the determination letters received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

(c)           The Company has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain any such Plan for any period of time.

(d)           Neither the Company nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the IRC; except as disclosed on Schedule 3.13(d), all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the IRC and Treasury Regulations promulgated thereunder; and each Plan which is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the IRS.

(e)           To the Knowledge of the Company, the Company has performed all of its material obligations under all Plans.  The Company, with respect to all Plans, and each Plan is, in compliance, in all material respects, with ERISA, the IRC, and other applicable Laws.

(f)           The consummation of the Contemplated Transactions will not:  (i) result in the payment or series of payments by the Company to any employee or other Person of an "excess parachute payment" within the meaning of Section 280G of the IRC, nor (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, severance bonus or other employee benefits under any Plan (including vacation and sick pay).

(g)           None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in IRC Section 4980B(g) and ERISA Section 607.

(h)           Neither the Company nor any entity which would be treated as a single employer with the Company under IRC Section 414 ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and the Company has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA.

(i)           Neither the Company nor any ERISA Affiliate maintains or contributes or ever has maintained or contributed to any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the IRC.

3.14           Compliance With Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Schedule 3.14(a):

(i)           to its Knowledge, the Company is, and at all times has been, in full material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           the Company has not received at any time since January 1, 2005 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible, or potential material violation of, or failure to materially comply with, any Legal Requirement, or (b) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           To the Company’s Knowledge, Schedule 3.14(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company or, to the extent necessary to enable the Company to operate the Business in the manner presently conducted.  Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) is valid and in full force and effect.  To the Company’s Knowledge, except as set forth in Schedule 3.14(b):

(i)           the Company is, and at all times since January 1, 2005 has been, in full material compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b);

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or could reasonably be expected to result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b), except for any one or more violations or failures which singularly or in the aggregate did not or will not have a Material Adverse Effect, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14(b);

(iii)           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15           Legal Proceedings; Orders.

(a)           To the Knowledge of the Company, Schedule 3.15(a) sets forth all pending Proceedings: (i) that have been commenced by or against the Company; or (ii) that have been commenced by or against any Sellers that relate to or could reasonably be expected to affect the Business of, or any of the assets owned or used by, the Company; or (iii) that otherwise relate to or could reasonably be expected to affect the business of, or any of the assets owned or used by, the Company; or (iv) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Schedule 3.15(a) describes for each such Proceeding the following information:  (i) the style of the Proceeding, the court or body claiming jurisdiction of such Proceeding, and the number assigned to such Proceeding by such court or body; (ii) a summary of the issues/matters which are the subject of the Proceeding; (iii) the amount of damages or claims asserted by any party; (iv) the identification and telephone numbers of any attorneys of record respecting such Proceeding; and (v) a statement of the availability of insurance to cover any judgments and expenses incurred in connection therewith and any declared objection or reservation to such coverage.

Except as set forth on Schedule 3.15(a), to the Knowledge of the Company (a) no  Proceeding has been Threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.  The Company has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15(a).  To the Knowledge of the Company, the Proceedings listed in Schedule 3.15(a) will not have a Material Adverse Effect.

(b)           To the Knowledge of the Company, except as set forth in Schedule 3.15(b):

(i)           there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii)           no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)           no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)           Except as set forth in Schedule 3.15(c):

(i)           the Company is, and at all times since January 1, 2005 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that constitutes or could reasonably be expected to result in (with or without notice or lapse of time) a material violation of or failure to materially comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)           neither the Sellers nor the Company has received, at any time since January 1, 2005, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16           Absence of Certain Changes and Events.

Except as set forth in Schedule 3.16, since December 31, 2007, except for changes taken and/or changes made at the request of or authorized by Buyer, or otherwise taken or made pursuant to this Agreement, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend, other distribution or payment in respect of shares of capital stock or any bonus compensation to the Sellers;

(b)           amendment to the Organizational Documents of the Company;

(c)           increase by the Company of any bonuses, salaries, distribution, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, which has resulted in a Material Adverse Effect;

(e)           entry (other than in the Ordinary Course of Business) into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction, the termination of which could reasonably be expected to have a Material Adverse Effect;

(f)           sale, lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(g)           cancellation or waiver of any claims or rights with a value to the Company in excess of Twenty-Five Thousand Dollars ($25,000);

(h)           change in the accounting methods used by the Company; or

(i)           agreement, whether oral or written, by any of Company or Sellers to do any of the foregoing.

3.17           Contracts; No Defaults.

(a)           Schedule 3.17(a)(i) through Schedule 3.17(a)(xiii) lists the Contracts described in this Section 3.17(a), including the parties to the Contracts.  The Company has delivered or made available to Buyer true and complete copies of each of the Company Contracts or other documents listed in Schedule 3.17(a)(i) through Schedule 3.17(a)(xiii):

(i)           Each material Company Contract that involves performance of services or delivery of goods or materials to the Company is described and listed on Schedule 3.17(a)(i);

(ii)           Each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of Twenty-Five Thousand Dollars ($25,000) on an annualized basis is described and listed on Schedule 3.17(a)(ii);

(iii)           Each material lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property is described and listed on Schedule 3.17(a)(iii);

(iv)           Each licensing agreement or other Company Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets is described and listed on Schedule 3.17(a)(iv);

(v)           Each employment agreement to which the Company is a party and any other Company Contract relating to the provision of services, and compensation therefor, by any employee, agent, director, independent contractor, or consultant of the Company is described and listed on Schedule 3.17(a)(v); any collective bargaining agreement and other Company Contract to or with any labor union or other employee representative of a group of employees is described and listed on Schedule 3.17(a)(v);

(vi)           Each joint venture, partnership, and other Company Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person is described and listed on Schedule 3.17(a)(vi);

(vii)           Each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company to engage in any line of business or to compete with any Person is described and listed on Schedule 3.17(a)(vii);

(viii)                      Each power of attorney that is currently effective and outstanding is described and listed on Schedule 3.17(a)(viii);

(ix)           Each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages, is described and listed on Schedule 3.17(a)(ix);

(x)           Each Company Contract for capital expenditures in excess of Seventy-Five Thousand Dollars ($75,000) during any twelve (12) month period is described and listed on Schedule 3.17(a)(x);

(xi)           Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business is described and listed on Schedule 3.17(a)(xi);

(xii)           Each Company Contract evidencing the obligation of the Company to repay borrowed money, including any obligations as the maker or guarantor of a promissory note is described and listed on Schedule 3.17(a)(xii);

(xiii)                      Each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing Contracts is described and listed on Schedule 3.17(a)(xiii).

(b)           Except as set forth in Schedule 3.17(b):

(i)           no Seller has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii)           to the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (a) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (b) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Schedule 3.17(c), each Contract identified or required to be identified in Schedule 3.17(a)(i) through Schedule 3.17(a)(xiii) is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights and by general equitable principles.

(d)           To the Knowledge of the Company, except as set forth in Schedule 3.17(d):

(i)           the Company is, and at all times since January 1, 2005 has been, in  compliance with all applicable material terms and requirements of each Contract under which the Company has or had any material obligation or liability or by which the Company or any of the assets owned or used by the Company are or were bound, except for any non-compliance which did not have or will not have a Material Adverse Effect;

(ii)           each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in compliance in all material respects in compliance with all applicable terms and requirements of such Contract, except for any non-compliance which did not have or will not have a Material Adverse Effect;

(iii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or could reasonably be expected to result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable  Contract;

(iv)           the Company has not given to or received from any other Person, at any time since January 1, 2008, any written notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation, breach or default under, any Contract; and

(v)           there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.18           Insurance.

(a)           The Company has delivered to Buyer, and provided a reasonable summarized description thereof on Schedule 3.18(a):

(i)           true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, in such director’s capacity as a director, are or were covered on or after December 31, 2007;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)           any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)           Schedule 3.18(b) describes:

(i)           any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, entered into for the purpose of transferring or sharing of any risk by the Company; and

(iii)           all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           To the Knowledge of the Company, except as set forth on Schedule 3.18(c):

(i)           All such policies to which the Company is a party or that provide coverage to any Seller, the Company, or any director or officer of the Company:

(a)           are valid, outstanding, and enforceable;

(b)           are issued by an insurer that is,  financially sound and reputable;

(c)           are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(d)           are not cancelable by the insurer as a result of the consummation of the Contemplated Transactions; and

(e)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)           The Company has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)           the Company has paid all premiums due, and has otherwise performed all of its material obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

(iv)           The Company has given notice to the insurer of all claims that may be insured thereby.

3.19           Environmental Matters.

Except as set forth in Schedule 3.19:

(a)           To the Knowledge of the Company the Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  The Company has no basis to expect, nor has the Company or any other Person for whose conduct the Company is or may reasonably be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties or assets (whether real, personal, or mixed) in which  the Company has or had an interest (singularly, a "Property Interest" and, collectively, the "Property Interests"), or with respect to any Property Interests at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by  the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           To the Knowledge of the Company there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Property Interests.

(c)           The Company has no basis to expect, nor has the Company or any other Person for whose conduct the Company is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Property Interests, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by  the Company, or any other Person for whose conduct the Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)            To the Knowledge of the Company, neither the Company nor any other Person for whose conduct the Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any Property Interests, or at any property geologically or hydrologically adjoining any such property or assets.  To the Knowledge of the Company no Hazardous Material is present now, nor has any Hazardous Material been present within the past twelve (12) months, on, at, in, or under the property in a quantity exceeding one hundred (100) pounds, except as listed on Schedule 3.19.

(e)           To the Knowledge of the Company there are no Hazardous Materials present in violation of any Environmental Laws on or in the Environment at any Property Interests, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such properties or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company, nor any other Person for whose conduct the Company is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Property Interests except in full compliance with all applicable Environmental Laws.

(f)           To the Knowledge of the Company there has been no Release or Threat of Release of any Hazardous Materials at or from any Property Interests, or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Property Interests, or any geologically or hydrologically adjoining property, whether by , the Company, or any other Person.

(g)           The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by  the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Property Interests, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

3.20           Employees.

(a)           Schedule 3.20(a) contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; and current compensation paid or payable.

(b)           To the Knowledge of the Company and except as set forth on Schedule 3.20(b), no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with  the Company by any  such employee or director.  The Company has not obtained Knowledge that any director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

(c)           Schedule 3.20(c) also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21           Labor Relations; Compliance.

Since January 1, 2005, except as disclosed in Schedule 3.17(a)(v), none of the Company has been and none is now a party to any collective bargaining or other labor Contract.  Since January 1, 2005, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.  To the Knowledge of the Company, the Company has complied in all material respects with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  To the Knowledge of the Company, the Company is not liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22           Intellectual Property and Intangible Assets.

(a)           Intellectual Property Assets—The term "Intellectual Property Assets" includes the following assets owned, used, or licensed by the Company as licensee or licensor:

(i)           the name "Dillman Equipment, Inc.," and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

(iii)           all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv)           all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets").

(b)           Agreements—Schedule 3.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets and all covenants not to compete to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Thousand Dollars ($5,000) under which the Company is the licensee. There are no outstanding and, to the Knowledge of any of the Sellers, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Know-How Necessary for the Business

(i)           The Intellectual Property Assets are all those reasonably necessary for the operation of the Company’s business as it is currently conducted.  The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets applicable to its business, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)           To the Knowledge of the Company, except as set forth in Schedule 3.22(c)(ii), no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning the employee’s work to anyone other than the Company.

(d)           Patents, Trademarks and Copyrights— Schedule 3.22(d) contains a complete and accurate list and summary description of all Patents, Marks and registered Copyrights of the Company.

(e)           Trade Secrets—The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(f)           To the Knowledge of the  Company, no claim is pending or Threatened that the Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, other than as listed in Schedule 3.22(d), and none of the Sellers and the directors and officers (and employees with responsibility for intellectual property matters) of the Company has Knowledge of a pending or Threatened charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party).  To the Knowledge of the Company, no claim is pending or Threatened that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property Assets.  To the Knowledge of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its businesses as presently conducted.

3.23           Certain Payments.

Since January 1, 2005, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24           Relations with Related Persons.

Except for this Agreement (respecting the contemplated post-Closing obligations of the Company) and as set forth in Schedule 3.25, no Seller or any Related Person of any of the Sellers is a party to any Contract with, or has any claim or right against, the Company.

3.25           Brokers or Finders.

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.26           Disclosure.

To the Knowledge of the Company, no representation or warranty of the Company or the Sellers in this Agreement omits to state a material fact necessary to make the statements herein taken as a whole, in light of the circumstances in which they were made, not misleading.

OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF EITHER THE COMPANY OR THE SELLERS EXPRESSLY SET FORTH ABOVE IN ARTICLE III, THE COMPANY, THE SELLERS AND THE SELLERS’ REPRESENTATIVE MAKE NO ADDITIONAL REPRESENTATION, STATEMENT OF FACT OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES, THE STOCK, THE BUSINESSES OR ASSETS OF THE COMPANY OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ALL OF WHICH ARE HEREBY DISCLAIMED.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

4.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Buyer’s Closing Certificate and any other documents required to be delivered by Buyer at Closing (collectively, the "Buyer’s Closing Document"), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer;

(ii)           contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by either Buyer, may be subject;

(iii)           contravene, conflict with, or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer;

(iv)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract (including without limitation any loan documents) to which Buyer is a party or, to the Knowledge of Buyer, to which any of its property is subject; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by either Buyer.

4.3           Certain Proceedings.

There is no pending or Threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4           Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5           Access.

Buyer has accessed the Company's shareholders, directors, officers, employees, records and facilities to the extent Buyer has deemed necessary to enable Buyer to fully evaluate the merits and risks of closing the transactions contemplated hereby.  The Company and Sellers have made available to Buyer all documents and other information that the Buyer has requested.  The Buyer has notified the Company and Sellers of any fact, condition or circumstance of which Buyer has knowledge which would constitute a breach, misrepresentation or default by the Company and Sellers under this Agreement.

4.6           Status.

Buyer is purchasing the Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such Stock or any part thereof.  Buyer acknowledges that the Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.  Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Buyer understands that it must bear the economic risk of the investment represented by the purchase of the Stock for an indefinite period.

ARTICLE 5. COVENANTS PRIOR TO CLOSING DATE

5.1           Conduct of Business.

The Company agrees that, during the period between the execution of this Agreement and the earlier of (x) the termination of this Agreement in accordance with Article 8 and (y) the Closing (the “Interim Period”), except as set forth on Schedule 5.1(a), and except with the consent of the Buyer, the Company (a) will conduct its business in the Ordinary Course of Business and use its Best Efforts to maintain its relationships with customers, suppliers, agents and employees; (b) will not pay any dividends or make any other distributions to the Sellers other than in the Ordinary Course of Business or pursuant to compensation or benefit arrangements established prior to the date hereof; (c) will not make any capital expenditure or commitment therefor, except in the Ordinary Course of Business but in no event in excess of Seventy-five Thousand Dollars ($75,000) in the aggregate; (d) will not redeem, purchase, otherwise acquire, or issue any shares of its capital stock or grant any option, warrant or other right to purchase or acquire any such shares; (e) will not borrow money or make any loan to any Person except in the Ordinary Course of Business, write off as uncollectible any note or account receivable, except write-offs in the Ordinary Course of Business; and (f) will not grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Seller or, except in the Ordinary Course of Business, any other employee of the Company.

5.2           Access.

During the Interim Period, the Company shall allow the Buyer and its Representatives to have reasonable access to its premises, senior management employees, officers and directors and to its properties, books and records during normal working hours, provided the Buyer gives the Company reasonable advance notice and such access does not unreasonably interfere with the conduct of business of the Company, and shall furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer shall from time to time reasonably request.  Notwithstanding the foregoing to the contrary, Buyer agrees that Buyer shall ensure that access to all and any portion the Company’s “Job Boss” and its contents and information shall not be permitted (and shall not occur) for those employees or Representatives of Buyer whose primary responsibility is sales and marketing of asphalt mixing and related products.  Following the Closing, the Sellers agree to use their Best Efforts to promptly furnish to Buyer information in their possession to enable Buyer to properly prepare financial statements and tax returns and other documents required to be filed with a Governmental Body. Buyer and the Company confirm that (a) the terms of that certain letter agreement of Astec, dated December 20, 2007, and acknowledged December 24, 2007 by the Company (the “Confidentiality Agreement”), shall remain in full force and effect and shall not be deemed altered or amended by this Agreement, and (b) information regarding the Company or its status disclosed pursuant to this Agreement shall be deemed “Confidential Information” under such letter agreement.  Buyer confirms that Buyer and its Affiliates will comply with their respective obligations under the Confidentiality Agreement.  If the transactions contemplated by this Agreement are consummated at the Closing, the Confidentiality Agreement will terminate on the Closing Date.

5.3           Company’s and Sellers’ Approval.

Sellers and the Company shall as soon as practicable after the date of this Agreement take any necessary corporate action, whether as a shareholder or director of the Company, to vote upon and approve this Agreement and the Contemplated Transactions on the terms and conditions set forth herein.

5.4           Current Information.

During the Interim Period, the Company agrees that it shall confer on a commercially reasonable, regular and frequent basis with representatives of Buyer to report on the general status of the Company’s ongoing operations.  The Company shall reasonably promptly notify Buyer of any material change in the normal course of the business of the Company or in the operation of its properties of the Company and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of which it has Knowledge, or the institution or the threat of material litigation involving Sellers or the Company of which it has Knowledge.

5.5           No Negotiation.

During the Interim Period, Sellers will not, and will not permit the Company or any of their Representatives to, directly or indirectly solicit, initiate, respond to or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to,  any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.6           Required Approvals.

As promptly as practicable after the date of this Agreement, the Company agrees that it will make all filings required by Legal Requirements to be made by it with a Governmental Body in order to consummate the Contemplated Transactions.  During the Interim Period, the Company agrees that it will reasonably cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions.  As promptly as practicable after the date of this Agreement, the Buyer agrees that it will make all filings required by Legal Requirements to be made by it with a Governmental Body in order to consummate the Contemplated Transactions.  During the Interim Period, the Buyer agrees that it will (a) reasonably cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with the Company in obtaining all Consents identified in Schedule 3.2(b).

5.7           Miscellaneous Agreements and Consents.

The Company agrees that, during the Interim Period, it shall use its Best Efforts to: (a) satisfy all the conditions precedent to its own respective obligations hereunder; (b) obtain Consents necessary or desirable with respect to the Company for the consummation of the transactions contemplated by this Agreement for the Company; and (c) remove any condition or state of facts pertaining to the Company or its subsidiaries, as applicable, that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law or a breach by the Company of a Contract to which the Company is a party.

Each of the Sellers (as to itself and not with respect to the other Sellers) agrees, during the Interim Period, to use its Best Efforts to:  (a) satisfy all the conditions precedent to its own obligations hereunder; (b) obtain Consents necessary or desirable with respect to such Seller for the consummation by such Seller of the transactions contemplated by this Agreement with respect to such Seller; and (c) remove any condition or state of facts pertaining to such Seller that otherwise would make consummation by Seller of the transactions contemplated hereby a violation of applicable law or a breach by Seller of a Contract to which such Seller is a party.

Buyer agrees that, as promptly as practicable during the Interim Period, it shall use its Best Efforts to:  (a) satisfy all the conditions precedent to its own obligations hereunder; (b) obtain Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; (c) cooperate with the Company in obtaining all consents identified in Schedule 3.2(b)(i), (d) cooperate with Sellers and the Company in their respective efforts to satisfy all the conditions precedent to the Sellers’ or Buyer’s obligations hereunder; and (a) remove any condition or state of facts pertaining to Buyer that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law or a breach of a Contract to which Buyer is a party.

5.8           Notification.

During the Interim Period, each of the Sellers will reasonably promptly notify Buyer in writing if such Seller acquires Knowledge of any fact or condition that causes or constitutes a material breach of any of representations and warranties of such Seller as of the date of this Agreement, or if such Seller acquires Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute such a breach of such representations or warranties had such representations or warranties been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each Seller will reasonably promptly notify Buyer of the occurrence of any material breach of any covenant of such Seller in this Article 5 or, upon such Seller acquiring Knowledge thereof, of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

During the Interim Period, the Company will reasonably promptly notify Buyer in writing if the Company acquires Knowledge of any fact or condition that causes or constitutes a material breach of any of representations and warranties of the Company as of the date of this Agreement, or if the Company acquires Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute such a breach of such representations or warranties had such representations or warranties been made as of the time of occurrence or discovery of such fact or condition.  During the same period, the Company will reasonably promptly notify Buyer of the occurrence of any material breach of any covenant of the Company in this Article 5 or, upon the Company acquiring Knowledge thereof, of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

During the Interim Period, Buyer will reasonably promptly notify the Company and Sellers’ Representative in writing if Buyer acquires knowledge of any fact or condition that causes or constitutes a material breach of any of representations and warranties of Buyer as of the date of this Agreement, or if Buyer acquires knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute such a breach of such representations or warranties had such representations or warranties been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Buyer will reasonably promptly notify the Company and Sellers’ Representative of the occurrence of any material breach of any covenant of Buyer in this Article 5 or, upon the Buyer acquiring knowledge thereof, of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.9           Share Restrictions.

Effective at, and subject to, the Closing, each Seller hereby waives any transfer restrictions or rights of first refusal or rights of first offer that such Seller had in the past, or has (whether by contract or otherwise), with respect to the transfer of the Stock to Buyer pursuant to the terms of this Agreement at or in connection with the Closing.

ARTICLE 6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1           Accuracy of Representations.

The representations and warranties of the Company and the Sellers in this Agreement must have been accurate in all material respects as of the date of this Agreement and, solely with respect to Sections 3.1, 3.2, 3.3, 3.24 and 3.25, must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date and except for such inaccuracies, individually or in the aggregate, which do not constitute a Material Adverse Effect.

6.2           Performance.

(a)           All of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 2.4(a)-(c) must have been delivered.

(c)           All of the agreements, other documents or certificates, or actions required to be entered into, delivered and/or taken at or prior to the Closing Date (other than by Buyer) in accordance with Article 2, including actions or deliveries of Persons not a party hereto, shall have been entered into, delivered and or taken, as applicable.

(d)           The conditions precedent to closing (for the benefit of Buyer) under the Double L Stock Purchase Agreement shall have been satisfied.

(e)           The Company's 401(k) retirement plan shall have been terminated at least one (1) day prior to the Closing Date.

6.3           Consents.

Each of the Consents identified or required to be identified on Schedules 3.2(b)(ii) must have been obtained and must be in full force and effect (or the termination of the promissory note thereon to M&I Marshall & Isley Bank shall have been obtained).

6.4           Additional Documents; Due Diligence Investigation; Certain Payables.

(a)           Each of the following documents must have been delivered to Buyer:

(i)           the opinion of Shuttleworth & Ingersoll, P.L.C. dated the Closing Date, in substantially the form attached hereto as Exhibit 6.4(a)(i);

(ii)           fully executed and enforceable employment agreement between the Company and Brian Dillman in form substantially the same as Exhibit 6.4(a)(ii) (the "Dillman Employment Agreement").

(b)           The Sellers and all Related Parties of the Sellers and the Company shall have paid in full, without discount or compromise, all accounts payable or notes payable owed by any of them to the Company.

6.5           No Proceedings.

There must not have been commenced after the date hereof against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.6           No Claim Regarding Stock Ownership or Sale Proceeds.

There must not have been made or Threatened by any Person (other than the Sellers or their successors in interest) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

6.7           Officer and Director Resignations.

All officers and directors of the Company shall have delivered their written resignations from such offices, effective as of the Closing Date.

ARTICLE 7. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Stock and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

7.1           Accuracy of Representations.

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2           Buyer’s Performance.

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, and Buyer and Escrow Agent must have made the respective cash payments required to be made by each of Buyer and Escrow Agent pursuant to Article 2.

(c)           All of the agreements, other documents or certificates, or actions required to be entered into, delivered and/or taken at or prior to the Closing (other than by Sellers or the Company) in accordance with Article 2, including actions or deliveries of Persons not a party hereto, shall have been entered into, delivered and or taken, as applicable.

(d)           The sale and purchase of the capital stock of Double L Investments, Inc. shall be completed simultaneously in accordance with the Double L Stock Purchase Agreement.

7.3           Consents.

Each of the Consents identified in Schedule 3.2(b)(ii) must have been obtained and must be in full force and effect (or the termination of the promissory note thereon to M&I Marshall & Isley Bank shall have been obtained).

7.4           Additional Documents.

(a)           Each of the following documents must have been delivered to Sellers’ Representative:

(i)           the opinion of Chambliss, Bahner & Stophel, P.C. dated the Closing Date, in substantially the form attached hereto as Exhibit 7.4(a)(i); and

(ii)           the fully executed and enforceable Dillman Employment Agreement.

7.5           No Injunction.

There must not have been commenced after the date hereof against Sellers, or against any Related Person of a Seller, any Proceeding (a) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

ARTICLE 8. TERMINATION

8.1           Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or the Sellers’ Representative if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured within thirty (30) days of receiving notice of such breach, or such breach cannot be cured and has not been waived;

(b)           by mutual consent of Buyer and Sellers’ Representative; or

(c)           by Buyer or the Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2008, or such later date as the parties may agree upon.

8.2           Effect of Termination.

Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the rights and obligations in Article 10 and the Escrow Agreement will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9. INDEMNIFICATION; REMEDIES

9.1           Survival.

All representations and warranties in this Agreement and in any certificate or document delivered pursuant to this Agreement will survive the Closing until (and including) the first (annual) anniversary of the Closing Date, except as otherwise provided below.

(a)           The representations and warranties of the Company contained in the following provisions of this Agreement shall survive until (and including) the fourth (annual) anniversary of the Closing Date:

Sections 3.11; 3.13; and 3.19.

(b)           The representations and warranties of the Company and Sellers contained in the following provisions of this Agreement shall indefinitely survive after the Closing Date:

Section 3.3.

(c)           The representations and warranties of Buyer contained in Sections 4.2, 4.5 and 4.6 of this Agreement shall indefinitely survive after the Closing Date.

Provided further that, if prior to the expiration of the applicable survival period with respect to a good faith claim for indemnity hereunder, the indemnifying parties shall have been notified by Buyer or Sellers’ Representative (as the case may be) of such claim and such claim shall not have been finally resolved before the expiration of such survival period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity as to such claim until such claim is finally resolved.   No claim under this Article 9 shall be valid if made after expiration of the applicable survival period.

9.2           Indemnification by Sellers.

(a)           Beginning after the Closing and subject to the limits and terms set forth in this Article 9, the Sellers will, severally and not jointly (on a pro-rata basis, based on the proportion that the proceeds received by each such Seller in connection with the transactions contemplated hereby bears to the proceeds received by all Sellers in connection with the transactions contemplated hereby), indemnify, defend and hold harmless Buyer, the Company and their respective Representatives (collectively, the "Buyer Indemnified Persons") for any loss, liability, claim, damage, or expense (including reasonable costs of investigation, defense and attorneys’ fees), whether or not involving a third-party claim (collectively, "Damages"), incurred by Buyer to the extent resulting from:

(i)           any breach of any representation or warranty made by the Company at or prior to Closing in this Agreement or in the Company’s Closing Certificate; or

(ii)           any breach by the Company at or prior to the Closing of any covenant or obligation of the Company in this Agreement.

(b)           Beginning after the Closing and subject to the limits and terms set forth in this Article 9, each Seller as to itself will indemnify, defend and hold harmless Buyer, the Company and their respective Representatives (collectively, the "Buyer Indemnified Persons") for any Damages incurred by Buyer to the extent resulting from:

(i)           any breach of any representation or warranty made by such Seller at or prior to Closing in this Agreement or in the Seller’s Closing Certificate; or

(ii)           any breach by such Seller of any covenant or obligation of such Seller in this Agreement.

To the extent such Damages under clause (a) or (b) are covered by applicable insurance policies, including insurance policies which become effective on or after the Closing Date, Sellers shall be excused from liability under this Article 9.  To the extent Sellers are excused from liability under this Article 9 solely because the Damages are covered by applicable insurance policies, the parties hereby waive any subrogation rights which their respective insurance carriers may have against Sellers under this Section 9.2.  Rather, the Sellers shall be considered to be additional insureds.

9.3           Indemnification and Payment of Damages by Buyer and the Company.

Buyer and the Company will jointly and severally indemnify, defend and hold harmless Sellers and their respective Representatives (collectively, the “Seller Indemnified Persons”) for any Damages incurred by Sellers to the extent resulting from (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4           Indemnity Limitations—Sellers.

Notwithstanding any provision of this Article 9 to the contrary,

(a)           The Sellers will have no liability (for indemnification or otherwise) under Section 9.2 until, and only to the extent that, the cumulative total of all Damages with respect to Section 9.2 exceeds Two Hundred Thousand Dollars ($200,000) (the “Deductible”), and the maximum aggregate amount for which the Sellers shall be liable to all Buyer Indemnified Parties taken together for Damages under Section 9.2 shall not exceed Three Million Dollars ($3,000,000) (the “Cap”); provided, however, that the Buyer Indemnified Parties shall not be subject to the limitations of the Deductible or the Cap in respect of claims for indemnification from a Seller for all Damages in connection with the breach by the Company or a Seller of any of his, her or its representations or warranties contained in Section 3.2(c), Section 3.3 and Section 3.25 or the covenants under Section 2.5.  The total cumulative amount of Damages for which the Sellers may be liable to the Buyer Indemnified Parties under this Article 9 arising from any breach or inaccuracy of the representations and warranties contained in Section 3.2(c), Section 3.3 and Section 3.25 shall be the aggregate Stock Purchase Price, with the liability of each Seller further limited (as in the case of the Cap) to his or her pro rata portion of the Damages based on the proportion that the proceeds received by each such Seller in connection with the transactions contemplated hereby bears to the proceeds received by all Sellers in connection with the transactions contemplated hereby.

(b)           The amount of any Damages sought to be recovered by the Buyer Indemnified Parties under this Article 9 (i) shall not include any incidental, indirect or consequential damages or any loss of profits, except to the extent included in claims for indemnification made in respect of third party claims against Buyer Indemnified Parties that seek such damages, and (ii) shall be net of any tax benefit obtained by such Buyer Indemnified Party or Seller Indemnified Party as a result of such Damages and the underlying facts associated with such Damages.
.
9.5           Indemnity Limitations—Buyer.

Buyer will have no liability (for indemnification or otherwise) under Section 9.3 until, and only to the extent that, the cumulative total of all Damages with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000).  Notwithstanding the foregoing limitation, this Section 9.5 shall not apply to: (i) any breach by Buyer of the representations or warranties of Sections 4.5 or 4.6; or (ii) any covenant or obligations of Buyer under this Agreement to be performed after the Closing Date.

9.6           Procedure for Indemnification—Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Sections 9.2 or 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 9.6(a) is brought against an indemnified party, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within sixty days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not have the right to assume the defense of such proceeding pursuant to this Section 9.6.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

9.7           Procedure for Indemnification—Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by timely notice to the party from whom indemnification is sought outlining in reasonable detail the facts and basis of the claim.

9.8           Treatment of Indemnification Payment.

If Buyer or any Seller makes any payment to an indemnified party pursuant to this Article 9, then such amount shall be treated as an adjustment to the Purchase Price.

9.9           Exclusive Remedy and Escrow.

Except pursuant to the Escrow Agreement or except as provided in Section 2.5, the remedies and causes of action provided in this Article 9 shall be the exclusive remedies and causes of action of the Parties hereto (including, without limitation, as to any Buyer Indemnified Parties or Seller Indemnified Parties) after Closing in connection with the terms of and the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein; and each indemnified party does hereby waive any and all such other statutory, common law and contractual rights and remedies with respect to the subject matter of this Agreement for the period after Closing.  The Buyer Indemnified Parties agree that (a) any and all claims for Damages under this Article 9 shall first be made against and satisfied out of the Escrow Amount pursuant to the Escrow Agreement, and (b) the Sellers shall not have any liability under this Article 9, if at all, until the Buyer Indemnified Parties have fully exhausted the Escrow Amount in pursuit of any such claims.

ARTICLE 10.  GENERAL PROVISIONS

10.1           Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  Notwithstanding the forgoing, prior to or at the Closing, the Sellers shall reimburse the Company for any such expenses incurred by the Company prior to Closing for attorneys’ fees and expenses or for Grant Thorton’s transaction advisory services.  The Sellers agree to assume responsibility for, and promptly pay, all attorneys’ fees and expenses (and Grant Thorton’s fees for transaction advisory services) billed to the Company after Closing for legal services (or transaction advisory services) rendered to the Company prior to Closing in connection with the preparation, execution and performance of this Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

10.2           Mandatory Arbitration.

(a)           Any controversy or claim between or among the parties  (other than those related to  Section 2.5, 10.13, and/or employment matters, including the Dillman Employment Agreement, which shall be resolved in the manner prescribed therein), including but not limited to those arising out of or relating to this Agreement, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with applicable Delaware law, including the rules of arbitration under applicable Delaware law.  Judgment upon any arbitration award may be entered in any court having jurisdiction.  Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

(b)           Unless otherwise agreed by the parties, the arbitration shall be conducted in Madison, Wisconsin, or at such other location within three hundred twenty-five (325) miles from Madison, Wisconsin as may be mutually agreed to by the parties to this Agreement, and in the event the parties cannot agree by unanimous agreement of the arbitrators, and administered by a panel of three independent arbitrators, one selected by Sellers’ Representative, one by Buyer and the third selected by agreement of such two prior arbitrators.  All arbitration hearings will be commenced within forty-five (45) days of the demand for arbitration.  Further, the arbitrators shall, upon a showing of cause, be permitted to extend the commencement of such hearing.  Notwithstanding any other term of this Agreement, (i) each party shall be initially responsible to advance payment of the fees and expenses for the arbitrator selected by that party, and the parties shall initially share equally and pay the fees and expenses of the third arbitrator as well as all other incidental expenses relating to the arbitration; and (ii) following a final determination of the matter submitted to arbitration, the losing party shall bear, and shall promptly pay, the cost of the arbitration procedure and of the reasonable costs and expenses, including attorneys’ fees, of the prevailing party.

10.3           Public Announcement.

Each party hereto acknowledges that certain of the terms and conditions of this Agreement contain important confidential information the disclosure of which could result in a competitive disadvantage to the other party.  Accordingly, each party hereto agrees never to disclose, whether before or after a Closing, to any Person the terms and provisions of this Agreement except (a) to his legal or tax advisors who have agreed to maintain the confidentiality of such information , (b) to senior officers of such party identified to the other party in advance who have agreed to maintain the confidentiality of such information, (c) when disclosure of such information is required by securities laws or regulations or in connection with legal proceedings, (d) to the extent required by other applicable law, (e) to the extent required to enforce such party’s rights and remedies hereunder, or (f) with the prior written consent of the other party.

Without the prior written consent of the Sellers’ Representative in the case of disclosure by the Buyer and the Buyer in the case of disclosure by the Sellers, the parties agree that they shall not, and shall cause their respective Affiliates and lenders to not, publicly disclose the terms of the transactions contemplated by this Agreement except to the extent required by securities laws or regulations or in connection with legal proceedings.

Notwithstanding the foregoing, Buyer agrees that any press release made by Buyer with respect to this Agreement shall not disclose (i) the amount of the Stock Purchase Price or other payment terms hereunder and (ii) the amount of the purchase price or other payment terms under the Double L Stock Purchase Agreement.

10.4           Discretionary Bonuses.

At or before Closing, the Company shall pay discretionary bonuses for fiscal year 2008 to management employees in an amount not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate.  Eligibility for a discretionary bonus shall be limited to management employees employed as of September 30, 2008 and discretionary bonuses shall not be paid to or for the benefit of any of the Sellers.  The amount of each employee's discretionary bonus shall be determined by the Company in consultation with Brian Dillman.

10.5           Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth within Section 9.4 (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties). Notice to any and all Sellers shall be deemed to have been given when notice is given to Sellers’ Representative.

Buyer:	F. McKamy Hall, CPA Vice President, Chief Financial Officer and Treasurer Astec Industries, Inc. 1725 Shepherd Road Chattanooga, TN 37421 Fax: 423-899-9956 Email: mhall@astecindustries.com

With a copy to:	Chambliss, Bahner & Stophel, P.C. 1000 Tallan Building Two Union Square Chattanooga, TN 37402 Attn: E. Stephen Jett Fax: 423-508-1229 Email: sjett@cbslawfirm.com

Company (Pre-Closing):	Mr. Brian Dillman Dillman Equipment, Inc. 34618 County Highway K Prairie du Chien, Wisconsin 53821 Fax: Email:

Sellers' Representative:	Mr. Brian Dillman Dillman Equipment, Inc. 34618 County Highway K Prairie du Chien, Wisconsin 53821 Fax: Email:

With a copy to:	Shuttleworth & Ingersoll, P.L.C. 115 3rd Street S.E., Suite 500 Cedar Rapids, Iowa 52401 Attention: Brian D. Bergstrom Fax: 319-365-8725 Email: bdb@shuttleworthlaw.com

10.6           Waiver.

Prior to a Closing hereunder, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7           Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer, the Company and Sellers dated April 22, 2008) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; provided, however, the terms of the Confidentiality Agreement shall remain in full force and effect unless terminated at Closing as set forth in Section 5.2.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.8           Assignments, Successors, and No Third-Party Rights.

Neither Buyer nor any of the Sellers may assign any of its, his or her rights under this Agreement without the prior consent of Buyer and the Sellers’ Representative, as applicable, except to the extent set forth in Section 2.1, above, and except that the rights of a Seller hereunder shall be assignable to his or her heirs, successors, beneficiaries or representatives in the case of the death or incapacity of any Seller or in the case of the termination of the Bruce A. Dillman Trust dated October 17, 1997.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Sellers acknowledge that Buyer intends, relatively shortly following the Closing, to cause Astec, Inc. and the Company to merge with Astec, Inc. surviving the merger, with the result that Astec, Inc. shall be the successor of the Company and all post-Closing rights and obligations of the Company under this Agreement shall become after Closing the obligations and rights of Astec, Inc.

Nothing expressed or referred to in this Agreement will be construed to give any Person (including employees of the Company who are not parties to this Agreement or permitted assignees) other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

10.9           Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.10                      Sellers’ Representative.

(a)           The Sellers hereby appoint Brian Dillman (the "Sellers’ Representative") as their attorney-in-fact with full power on his behalf to perform any and all acts necessary or appropriate in connection with this Agreement or any Ancillary Agreement, including, without limitation:

(i)           disbursing among the Sellers the Stock Purchase Price, and any other payments paid to Sellers under this Agreement or in connection with the Contemplated Transactions;

(ii)           making, granting or withholding any approvals, consents or determinations which may or could be made by the Sellers under this Agreement whether before, at or after the Closing, including the waiving of any conditions to the Sellers’ obligations under Article 7 hereunder to close or negotiating and agreeing to terms and conditions of any indemnification rights or obligations asserted by or against the Sellers under Article 9; and

(iii)           making, executing, acknowledging and delivering all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings and, in general, doing any and all things and taking any and all action that the Sellers’ Representative, in such Person’s sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the activities described in clause (i) above and the transactions contemplated by this Agreement and the Contemplated Transactions.

(b)           The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement for the benefit of Sellers, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other agreement signed or authorized by the Sellers’ Representative on any Seller’s behalf.

(c)           The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him, by any Seller or the Buyer, or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by him.  The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other agreement signed or authorized by the Sellers’ Representative on the behalf of any Seller, unless he shall have received such advice or concurrence of the Sellers as Sellers’ Representative deems appropriate or he shall have been expressly indemnified to his satisfaction by the Sellers against any and all liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.  The Sellers’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement or any other agreement signed or authorized by such persons on the behalf of any Seller, in reliance upon the powers granted hereunder, and any statements furnished to or any one of them, by any Seller or the Buyer or any other evidence deemed by the Sellers’ Representative to be reliable, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Sellers.

10.11                      Section Headings; Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.  The parties, in acknowledgement that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall be construed neutrally in accordance with their plain meaning; and the construction and interpretation thereof shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

10.12                      Governing Law.

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

10.13                      Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.13	Specific Performance.

Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in material compliance with their specific terms or otherwise are materially breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

BUYER:

ASTEC INDUSTRIES, INC.
By:/s/ F. McKamy Hall Title: Chief Financial Officer, Vice President and Treasurer

SELLERS:
/s/ Brian Dillman
BRIAN DILLMAN, individually
/s/ Christine Dillman Kolb CHRISTINE DILLMAN KOLB, individually

THE BRUCE A. DILLMAN TRUST DATED OCTOBER 17, 1997 By:/s/ Patricia F. Dillman Patricia F. Dillman, Co-Trustee
By:/s/ John M. Bickel John M. Bickel, Co-Trustee

COMPANY:
DILLMAN EQUIPMENT, INC.
By:/s/ Patricia F. Dillman Title: President